Exhibit 99.1

Zynex Announces 2019 Fourth Quarter and Full Year Earnings

•	2019 Full Year

o	Revenue increased 42% year over year to $45.5 million

o	Net income $9.5 million; Diluted EPS $0.28

o	2019 Revenue, net income and Adjusted EBITDA are the highest in Company history

o	Adjusted EBITDA increased 11% to $12.1M

•	2019 Fourth Quarter

o	Revenue increased 52% year over year to $14.2 million

o	Orders increased 129%

o	Net income of $2.9 million; Diluted EPS $0.09

o	Adjusted EBITDA increased 30% to $4.1 million

o	Fourteenth consecutive quarter of positive net income

ENGLEWOOD, CO – February 27, 2020 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its fourth quarter and full year ended December 31, 2019.

Fourth Quarter Financial Results Summary:

For the fourth quarter, the Company reported net revenue of $14.2 million, a 52% increase over the fourth quarter of 2018. Gross margins were 80% in the fourth quarter of 2019 and net income was $2.9 million.

Adjusted EBITDA was $4.1 million in the fourth quarter of 2019.

The Company generated $2.1 million of cash from operations during the fourth quarter of 2019. As of December 31, 2019, the Company had working capital of $17.4 million a 137% increase compared to $7.3 million at December 31, 2018. Cash on hand was $14.0 million at the end of the fourth quarter.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “In the fourth quarter, we posted revenue of $14.2 million, which is the highest quarterly revenue in the history of the Company and net income of $2.9 million. Orders grew 129% compared to the fourth quarter of 2018 up from 95% year-over-year growth in the third quarter.

In the fourth quarter, we continued to focus on the execution of our growth strategy and the related growth of our sales force. We expect the addition of new sales reps to have an impact on order and revenue growth this year and going forward. In addition, we continue to invest in our infrastructure to support the increase in order volume.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

First Quarter and Full Year 2020 Guidance:

The estimate range for the first quarter revenue is between $14.0 and $14.5 million with Adjusted EBITDA between $2.3 and $2.8 million as we continue to invest in growing our sales force. The revenue estimate is approximately 52% to 58% above 2019 first quarter revenue of $9.2 million. First quarter revenue is historically affected by health insurance deductibles not being met in the beginning of the year.

Full year 2020 revenue is estimated between $75.0 and $80.0 million with Adjusted EBITDA between $15.0 and $18.0 million. The full year revenue estimate is approximately 65% to 76% above 2019 revenue of $45.5 million.

Conference Call and Webcast Details:

Thursday, February 27, 2020 at 2:15 p.m. MT – 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/33247

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex, Inc.

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex also has a blood volume monitor for use in hospitals and surgery centers. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could,” “will,” “future,” “projects,” “strategy,” or the negative of such terms or other similar expressions.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (303) 703-4906

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

 (unaudited)

	December 31,	December 31,
	2019	2018

ASSETS
Current assets:
Cash	$14,040	$10,128
Accounts receivable	5,833	2,791
Inventory, net	2,378	837
Prepaid expenses and other	315	568
Total current assets	22,566	14,324

Property and equipment, net	858	819
Operating lease asset	3,831	3,050
Finance lease asset	180	19
Deposits	329	314
Long term deferred income taxes	513	725
Total assets	$28,277	$19,251

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	2,133	1,552
Lease liability - operating leases	1,211	671
Lease liability - finance leases	45	14
Income taxes payable	52	688
Dividends payable	8	2,270
Accrued payroll and related taxes	1,748	908
Deferred insurance reimbursement	-	880
Total current liabilities	5,197	6,983
Long-term liabilities:
Lease liability - operating leases	3,282	2,967
Lease liability - finance leases	145	10
Total liabilities	8,624	9,960

Stockholders' equity:
Common stock	34	34
Additional paid-in capital	9,198	8,157
Treasury stock	(3,846)	(3,675)
Retained earnings	14,356	4,864
Total Zynex, Inc. stockholders' equity	19,742	9,380
Non-controlling interest	(89)	(89)
Total stockholders' equity	19,653	9,291
Total liabilities and stockholders' equity	$28,277	$19,251

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
NET REVENUE
Devices	$3,789	$1,750	$10,713	$6,822
Supplies	10,373	7,587	34,759	25,095
Total net revenue	14,162	9,337	45,472	31,917

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	2,821	1,831	8,814	6,038
Sales and marketing	4,516	2,148	14,016	6,503
General and administrative expense	3,094	2,478	11,576	9,006
Total costs of revenue and operating expenses	10,431	6,457	34,406	21,547

Income from operations	3,731	2,880	11,066	10,370

Other income (expense)
Deferred insurance reimbursement	-	-	880	0
Interest income/(expense)	(6)	-	(5)	(154)
Other income (expense), net	(6)	-	875	(154)

Income from operations before income taxes	3,725	2,880	11,941	10,216
Income tax expense	778	258	2,449	664
Net Income	$2,947	$2,622	$9,492	$9,552

Net income per share:
Basic	$0.09	$0.08	$0.29	$0.29
Diluted	$0.09	$0.08	$0.28	$0.28

Weighted average basic shares outstanding	32,709	32,273	32,439	32,503
Weighted average diluted shares outstanding	34,101	33,657	33,963	34,043

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
Adjusted EBITDA:
Net income	$2,947	$2,622	$9,492	$9,552
Depreciation and Amortization	60	62	253	189
Stock-based compensation expense	264	178	820	370
Other (income)/expense, net	4	-	(875)	154
Income tax expense	778	258	2,449	664
Adjusted EBITDA	$4,053	$3,120	$12,139	$10,929
% of Net Revenue	29%	33%	27%	34%

*	Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.